UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to §240.14a-12
CONTANGO ORE, INC.
(Exact Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CONTANGO ORE, INC.

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 10, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Contango ORE, Inc., which will be held virtually on Tuesday, June 10, 2025 at 10:00 a.m., Central Time.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be held on June 10, 2025

Via Live Webcast at https: www.meetnow.global/MLNZ5JP

In accordance with rules issued by the Securities and Exchange Commission, you may access the Notice of Annual Meeting of Stockholders, our 2025 Proxy Statement and our Annual Report

at http://www.contangoore.com

At the Annual Meeting, you will be asked to vote on the following matters:

(1)	To elect our Board of Directors to serve until the annual meeting of stockholders in 2026 or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending December 31, 2025; and

(3)	To conduct a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.

Additionally, if needed, stockholders may act upon any other matters that may properly come before the Annual Meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

This year’s Annual Meeting will be conducted as a virtual meeting of stockholders, which will be held exclusively online via the Internet as a virtual web conference.

Stockholders who owned shares of Contango ORE, Inc.’s common stock, par value $0.01 per share, at the close of business on April 11, 2025 are entitled to receive notice of and to attend and vote at the Annual Meeting via live webcast online at https: www.meetnow.global/MLNZ5JP. Stockholders will need their 15-digit control number provided on their proxy card or voting instructions form to vote while attending the meeting online. Stockholders who attend the virtual meeting with their 15-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 15-digit control number, you must contact your brokerage firm, bank, or other financial institution for instructions to access the Annual Meeting. If you do not have your 15-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote or otherwise participate.

As a stockholder of Contango ORE, Inc., you have the right to vote on the proposals listed above. This Notice is not a form for voting and presents only an overview of the materials in the Proxy Statement that follows, which contain important information and are available on the internet or by mail. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)	You may sign and return the enclosed proxy card in the accompanying envelope;

(2)	You may vote over the Internet at the address shown on your proxy card; or

(3)	You may vote by telephone using the phone number shown on your proxy card.

Whether or not you plan to attend the Annual Meeting virtually, please date, sign and return the enclosed proxy card promptly or vote over the telephone or Internet. A postage-paid return envelope is enclosed for your convenience. If you decide to attend the Annual Meeting virtually, you can revoke your proxy and vote virtually. If you have any questions, please contact us through our website at www.contangoore.com, call us at (907) 888-4273, or write us at 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.

By order of the Board of Directors,

/s/ Brad Juneau
Brad Juneau

Chairman of the Board of Directors

Fairbanks, Alaska April 29, 2025

CONTANGO ORE, INC.

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 10, 2025

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Board of Directors (the “Board”) of Contango ORE, Inc., a Delaware corporation (the “Company” or “CORE”), is furnishing you with this Proxy Statement in connection with its solicitation of your proxy, in the form enclosed, for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 10, 2025 at 10:00 a.m., Central Time, to vote on the following matters:

(1)

To elect members of our Board of Directors to serve until the annual meeting of stockholders in 2026 (the “2026 Annual Meeting”) or until their successors are duly elected and qualified (“Proposal 1”);

(2)	To ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending December 31, 2025 (“Proposal 2”); and

(3)	To conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers (“Proposal 3”).

Additionally, if needed, stockholders may act upon any other matters that may properly come before the Annual Meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

This year’s Annual Meeting will be conducted as a virtual meeting of stockholders, which will be held exclusively online via the Internet as a virtual web conference. You will be able to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit your questions online during the Annual Meeting by visiting https: www.meetnow.global/MLNZ5JP. There will not be a physical meeting location, and you will not be able to attend the Annual Meeting in person.

Stockholders who owned shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 11, 2025 (the “Record Date”) are entitled to receive notice of and to attend and vote at the Annual Meeting via live webcast online at https: www.meetnow.global/MLNZ5JP. Stockholders will need their 15-digit control number provided on their proxy card or voting instructions form to vote while attending the meeting online. Stockholders who attend the virtual meeting with their 15-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 15-digit control number, you must contact your brokerage firm, bank, or other financial institution for instructions to access the Annual Meeting. If you do not have your 15-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote or otherwise.

As a stockholder of the Company, you have the right to vote on the proposals listed above. Please read the Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

You have three options in submitting your vote prior to the Annual Meeting date:

(1)	You may sign and return the enclosed proxy card in the accompanying envelope;

(2)	You may vote over the Internet at the address shown on your proxy card; or

(3)	You may vote by telephone using the phone number shown on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 10, 2025 AT 10:00 A.M., CENTRAL TIME

As permitted by the “Notice and Access” rules of the U.S. Securities and Exchange Commission (the “SEC”), the Notice of Annual Meeting of Stockholders, our Proxy Statement, a form of the proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 17, 2025 and amended on April 14, 2025 (the “2024 Annual Report”), are available online at https: www.contangoore.com/investors/annual-meeting.

This Proxy Statement and the accompanying form of proxy are dated April 29, 2025. On or about April 29, 2025, we commenced mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that contains instructions on how stockholders may access and review all of the proxy materials and how to vote. Also, on or about April 29, 2025, we began mailing printed copies of the proxy materials to stockholders that previously requested printed copies. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

i

QUESTIONS AND ANSWERS

Who is asking for my proxy?

Your proxy is being solicited by our Board for use at our Annual Meeting. Our directors, officers or executives may also solicit proxies on behalf of our Board, in person or by telephone, facsimile, mail or e-mail. If our directors, officers or executives solicit proxies, they will not be specially compensated. The Company will pay all costs and expenses of this proxy solicitation.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We are using the SEC’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials over the Internet, as the primary means of furnishing proxy materials. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 29, 2025, we began mailing to stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials on the Internet and how to vote online. The Notice of Internet Availability is not a proxy card and cannot be used to vote your shares. If you received a Notice of Internet Availability this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice of Internet Availability.

What are stockholders being asked to vote on?

At our Annual Meeting, stockholders will be asked to vote:

•	to elect the members of our Board to serve until the 2026 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending December 31, 2025; and

•	to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.

Additionally, if needed, stockholders may act upon any other matters that may properly come before the Annual Meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

Who is entitled to vote?

Holders of record of issued and outstanding shares of Common Stock, who owned such shares at the close of business on the Record Date, may vote at the meeting. As of the Record Date, the Company had outstanding 12,539,482 shares of Common Stock.

What is a “quorum”?

Presence at the Annual Meeting, virtually or by proxy, of holders of a majority of the votes entitled to be cast by all record holders of Common Stock will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

How many shares may vote at the Annual Meeting?

Each record holder of Common Stock is entitled to one vote per share of Common Stock owned on the Record Date.

How do I vote my shares?

A proxy card is included with the proxy materials being sent to you. The proxy card allows you to specify how you want your shares voted as to each proposal listed. The proxy card provides space for you to:

•	Vote for, or withhold authority to vote for, each nominee for director;

•	Vote for or against, or abstain from voting on, the ratification of the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending December 31, 2025; and

•	Vote for or against, or abstain from voting on, the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

If the proxy card is properly signed and returned to us, shares covered by the proxy card will be voted in accordance with the directions you specify on the card. The persons named as proxy on the proxy card are Brad Juneau, the Company’s Chairman and Director, and Rick Van Nieuwenhuyse, the Company’s President, Chief Executive Officer, and Director. Any stockholder who wishes to name a different person as his or her proxy may do so by crossing out Mr. Juneau’s and Mr. Van Nieuwenhuyse’s names and inserting the name of another person to act as his or her proxy. In such a case, the stockholder would be required to sign the proxy card and deliver it to the person named as his or her proxy, and that person would be required to be present and vote at the Annual Meeting. Any proxy card so marked should not be mailed to the Company.

If you return a signed proxy card without having specified any choices, Mr. Juneau or Mr. Van Nieuwenhuyse, each named as proxy, will vote the shares represented at the Annual Meeting and any adjournment in accordance with the Board’s recommendations below.

How does the Board recommend I vote?

The Board unanimously recommends that you vote:

•	FOR the election of each nominee for director;

•	FOR the ratification of the appointment of Moss Adams LLP as independent public accountants for the fiscal year ending December 31, 2025; and

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Our executive officers and directors who own shares of Common Stock have advised us that they intend to vote their shares in favor of the proposals presented in this Proxy Statement. As of the close of business on the Record Date, 12,539,482 shares of Common Stock were issued and outstanding, approximately 14.4% of which were owned and entitled to be voted by CORE’s executive officers and directors.

What vote is required?

Election of directors requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by the stockholders entitled to vote in the election. All other proposals at the Annual Meeting require the affirmative vote of a majority of the shares present virtually or represented by proxy and entitled to vote thereon.

What is the effect of an abstention or a broker non-vote?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are considered present and entitled to vote, and therefore would have the effect of a vote against any matter other than the election of directors where the required vote is the affirmative vote of a plurality of the votes cast at the Annual Meeting. A broker non-vote occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are not considered entitled to vote on non-routine matters, and therefore would have no effect on any non-routine matter.

Impact of
Proposal	Vote Required	Voting Choices	Abstentions or Withheld	Broker Non-Votes
Director Election	Plurality of the votes cast	“For” “Withhold”	No Effect	No Effect
Auditor Ratification	Majority of the shares present and entitled to vote	“For” “Against” “Abstain”	Vote Against	Not Applicable
Say-on-Pay	Majority of the shares present and entitled to vote	“For” “Against” “Abstain”	Vote Against	No Effect

What does it mean if I receive more than one proxy card?

If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

Can I revoke my proxy?

You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing with or transmitting to our corporate secretary either a notice of revocation or a properly created proxy bearing a later date. You also may attend the Annual Meeting and revoke your proxy by voting your shares at the virtual Annual Meeting.

How will the Company solicit proxies?

Proxies may be solicited in person, by telephone, facsimile, mail or e-mail by directors, officers and executives of the Company without additional compensation. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders.

How can a stockholder communicate with the Company’s directors?

The Board has established a process to receive communications from interested parties, including stockholders. Interested parties may contact any member (or all members) of the Board or the independent directors as a group, any committee of our Board or any chair of any such committee by mail to c/o Corporate Secretary, Contango ORE, Inc., 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701, or by e-mail to info@contangoore.com. Correspondence may be addressed to any individual director by name, to the independent directors as a group or to any chair of any committee either by name or title. Mail will not be opened but will be forwarded to the chairman of the requested committee or, if no committee is designated, to the Chairman of the Audit Committee, or the named independent director.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, we will present the nominees named below and recommend that they be elected to serve as directors until the 2026 Annual Meeting or until their successors are duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Joe Compofelice and Curtis Freeman are not standing for re-election and their current terms on the Board will expire at the Annual Meeting. Their decision not to stand for re-election is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Your proxy will be voted for the election of the six nominees named below unless you give instructions to the contrary. Your proxy cannot be voted for a greater number of persons than the number of nominees named.

Nominees

Presented below is a description of certain biographical information, occupations and business experience for the past five years of each person nominated to become a director. Six directors are to be elected at the Annual Meeting. Other than Messrs. Cinnamond and Nauman, all nominees are current directors standing for re-election to the Board. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Directors of the Company hold office until (i) the 2026 Annual Meeting, (ii) successors are elected and qualified or (iii) their earlier resignation or removal. Each nominee other than Mr. Van Nieuwenhuyse is an independent director.

The Company’s Board established a Nominating and Corporate Governance Committee (the “N&CG Committee”) to recommend nominees for director to the Board and to ensure that such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.contangoore.com. Additionally, the N&CG Committee reviews the qualifications of existing Board members before they are nominated for re-election to the Board. Once nominees are selected, the Board determines which nominees are presented to the Company’s stockholders for final approval. Each nominee below has been recommended by the N&CG Committee.

The Board will also consider nominees recommended by stockholders. The Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The procedures include a requirement that notices regarding a person’s nomination be received in writing from the stockholder and by the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Moreover, the notice must include such nominee’s written consent to be named in the Company’s Proxy Statement and to serve if elected. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our Corporate Governance Guidelines and (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder. Minimum qualifications include extensive business experience, a solid understanding of financial statements and a reputation for integrity. For additional information, see the section entitled “Submission of Stockholder Proposals and Director Nominations” below.

Name	Age				Committees
		Independence	Position	Director Since	Audit	Comp.	Nom.
Brad Juneau	65	Independent	Chairman, Director	2012
Rick Van Nieuwenhuyse	69	Non-independent	President, Chief Executive Officer, Director	2020
Michael Cinnamond*	58	Independent	Director	—
Darwin Green	53	Independent	Director	2024	X	X
Clynton R Nauman*	76	Independent	Director	—
Richard A. Shortz	80	Independent	Director	2016	X	X	X

*

If elected at the Annual Meeting, Messrs. Cinnamond and Nauman will commence service as directors on our Board as of the completion of the meeting. Subject to their election, Messrs. Cinnamond and Nauman may serve on one or more of the committees as the Board may designate from time to time.

Brad Juneau. Mr. Juneau, the Company’s co-founder, currently serves as the Company’s Chairman and served as President and Chief Executive Officer of the Company from December 2012 to January 6, 2020. Mr. Juneau was first appointed President, Acting Chief Executive Officer and director in August 2012 when the Company’s co-founder, Mr. Kenneth R. Peak received a medical leave of absence. Mr. Juneau was appointed Chairman of the Board in April 2013. Mr. Juneau is the sole manager of the general partner of Juneau Exploration L.P. (“JEX”), an oil and gas exploration and production company. Prior to forming JEX in 1998, Mr. Juneau served as Senior Vice President of Exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as Staff Petroleum Engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau holds a Bachelor of Science degree in Petroleum Engineering from Louisiana State University. Mr. Juneau previously served as a Director of Contango Oil & Gas from April 2012 to March 2014, and is currently a director of Talos Energy. Mr. Juneau, as the Company’s co-founder, has substantial history and familiarity with the Company, and significant technical knowledge.

Rick Van Nieuwenhuyse. Mr. Van Nieuwenhuyse was appointed to serve as President and Chief Executive Officer of the Company effective January 6, 2020. He previously served as President and Chief Executive Officer of Trilogy Metals Inc. from January 2012 until December 2019. Between May 1999 and January of 2012, he served as the President and Chief Executive Officer of NOVAGOLD Resources, Inc. He served as the Vice President of Exploration for Placer Dome from 1990 to 1997. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from Université de Louvain, Belgium and a Masters of Science degree in Geology from the University of Arizona. Mr. Van Nieuwenhuyse currently serves on the board of directors of Valhalla Metals Inc. He served on the board of directors of Alexco Resource Corp. from 2006 to 2022 and Sandfire Resources America, Inc. (formerly, Tintina Resources Inc.) from 2008 until 2016. Mr. Van Nieuwenhuyse has over 40 years of experience in the minerals mining industry and brings significant industry and technical knowledge to the Company.

Mike Cinnamond. Mr. Cinnamond is being nominated for election as an independent director at the Annual Meeting and has not previously served as a director on our Board. Mr. Cinnamond currently serves as Senior Vice President of Finance and Chief Financial Officer of B2Gold Corp., a position he has held since April 2014. Prior to his current position, Mr. Cinnamond was an audit partner at PricewaterhouseCoopers LLP, where he was the British Columbia Resources Leader for the Mining, Forestry and Energy and Utilities practices. Mr. Cinnamond was the President of the Canadian Institute of Mining for 2023-2024 and previously served as a Director at the Canuck Place Children’s hospice. He is a member of the Institute of Chartered Accountants of BC and also holds an LLB designation from the University of Exeter. Mr. Cinnamond has more than 25 years of experience in the mining industry sector and brings significant industry and financial knowledge to the Company.

Darwin Green. Mr. Green served as Director, President and Chief Executive Officer of HighGold Mining Inc. from August 2019 until its acquisition by Contango ORE in July 2024, and as Executive Chairman for Onyx

Gold Corp from July 2023 to present. Mr. Green was a founder of HighGold and Onyx Gold, both publicly traded companies focused on mineral exploration and mine development in North America. Between November 2008 and December 31, 2019, he served as the Vice President Exploration for Constantine Metal Resources Ltd. and prior to that, Mr. Green oversaw exploration and underground development programs at the Niblack deposit, for which he received the Commissioner’s Award for Project Excellence by the State of Alaska. Mr. Green holds a B.Sc. from the University of British Columbia and an M.Sc. in economic geology from Carleton University. Mr. Green has thirty years of experience in the minerals mining industry and brings significant industry, corporate and technical knowledge to the Company.

Clynton R Nauman. Mr. Nauman is being nominated for election as an independent director at the Annual Meeting and has not previously served as a director on our Board. Mr. Nauman was the Chairman and Chief Executive Officer of Alexco Resource Corp., Alexco Environmental Group Inc. and Asset Liability Management Group ULC until September 2022. He previously served as President of Viceroy Gold Corporation, Viceroy Minerals Corporation and was a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. He also previously served on the Boards of Novagold Resources Inc, Nova Copper Inc (now Trilogy Metals Inc), and Spectrum Gold Inc. Mr. Nauman was a General Manager of Kennecott Minerals from 1993 to 1998 where he oversaw the permitting, redevelopment, startup and operation of the Greens Creek Mine, which lies within the Admiralty Island National Monument in Southeast Alaska. Mr. Nauman holds an Honours Bachelor of Science in Geology from Otago University, New Zealand. Mr. Nauman has more than 45 years of diversified operating experience in the mining industry ranging from exploration to mine construction and mine operations, as well as business development, mine financing and senior management in the precious metals, base metals and coal sectors.

Richard A. Shortz. Mr. Shortz has been a director of the Company since 2016. Mr. Shortz is President and Chief Executive Officer of Pavia Capital, LLP, a family office investment company. Mr. Shortz served as a Partner of Morgan, Lewis & Bockius LLP, an international law firm (“Morgan Lewis”) from 1995 through September 2016 and as a Partner with Jones Day Reavis & Pogue LLP, another international law firm, from 1983 through 1994. He previously was an executive of Tosco Corporation, an independent oil and gas company, from 1973 through 1983 where he became Senior Vice President, General Counsel and Secretary. While a Partner at Morgan Lewis, Mr. Shortz served as Chairman of the firm’s Energy Group and a member of its Board. Mr. Shortz received a Bachelor of Science degree in Accounting from Indiana University in 1967 and a Juris Doctor degree from Harvard Law School in 1970. Mr. Shortz has extensive experience in corporate finance, mergers and acquisitions and corporate governance, regularly advising both public and private energy companies.

There are no family relationships between any of our directors or executive officers.

Corporate Governance

We believe that good corporate governance is important to assure that the Company is managed for the long-term benefit of its stockholders. The Board and management of the Company are committed to good business practices, transparency in financial reporting and the highest level of corporate governance and ethics. The Board has specifically reviewed the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), the rules of the Securities and Exchange Commission (“SEC”) and applicable listing standards and rules to maintain its standards of good corporate governance.

The Board has reaffirmed existing policies and initiated actions adopting policies consistent with new rules and listing standards. In particular, we have:

•	Established an Audit Committee, Compensation Committee and N&CG Committee, each consisting solely of independent directors.

•	Adopted formal charters, copies of which are available on the Company’s website at www.contangoore.com, for each of the Board committees.

•	Empowered the Audit Committee to engage independent auditors.

•	Provided the Audit Committee with access to independent auditors and legal counsel.

•

Adopted a Corporate Code of Business Conduct and Ethics, a copy of which is available on the Company’s website at www.contangoore.com, that satisfies the definition of “code of ethics” under the rules and regulations of the SEC. The Code of Ethics applies to all of the Company’s executives, including its principal executive officer, principal financial officer, and principal accounting officer.

•	Adopted a formal whistleblower protection policy, a copy of which is available on the Company’s website at www.contangoore.com.

•	Adopted a formal insider trading policy, a copy of which is available on the Company’s website at www.contangoore.com.

•	Adopted a formal compensation clawback policy, a copy of which is available on the Company’s website at www.contangoore.com.

•	Adopted a formal process for stockholders to communicate with the independent directors.

•	Prohibited personal loans to officers and directors.

•	Taken appropriate Board and management action to achieve timely compliance with Section 404 of the Sarbanes-Oxley Act regarding controls and procedures over financial reporting.

Independence. The Company evaluates the independence of its directors using the NYSE American listing standards. After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Van Nieuwenhuyse, is “independent” as that concept is defined by the listing standards of the NYSE American and the applicable rules of the SEC. Mr. Van Nieuwenhuyse is an executive officer of the Company and, therefore, the Board has concluded that he is not an independent director.

Corporate Authority & Responsibility. All corporate authority resides in the Board, as the representative of the stockholders. Authority is delegated to management by the Board in order to implement the Company’s mission pursuant to Delaware law and our Bylaws. Such delegated authority includes the authorization of spending limits and the authority to hire executives and terminate their services. The independent members of the Board and the Compensation Committee retain responsibility for selection, evaluation and the determination of compensation of the chief executive officer of the Company, oversight of the succession plan, approval of the annual budget, assurance of adequate systems, procedures and controls, and all matters of corporate governance. Members of the Board are kept informed of the Company’s business through discussions with Messrs. Juneau and Van Nieuwenhuyse and with key members of senior management, by reviewing materials provided to them and by participating in Board and committee meetings. Each Board member other than Mr. Van Nieuwenhuyse and Mr. Juneau is independent. Additionally, the Board provides advice and counsel to senior management.

Compensation of Directors. As of December 31, 2024, the independent directors received cash compensation of $35,000 per quarter. Mr. Juneau, the Chairman of the Board, received cash compensation of $45,000 per quarter. During the fiscal year ended December 31, 2024, Mr. Compofelice, Mr. Shortz, and Mr. Freeman each received 15,000 shares of restricted Common Stock that vest in January 2027 and Mr. Green received 6,000 shares of restricted Common Stock that vest in January 2027. There were no other payments for meetings attended or service as chair of a committee. Compensation of directors is determined by Mr. Van Nieuwenhuyse and the independent directors. Directors who are also executives of the Company do not receive compensation for serving as a director or as a member of a committee of the Board. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board.

In March 2025, the Directors reduced their cash compensation by 28.5% to $25,000 per quarter, effective April 1, 2025.

Director Compensation Table. The following table sets forth the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2024:

Name (1)	Fees or paid in cash ($)	Stock Awards ($) (2)	Option Awards ($)	All other compensation ($)	Total ($)
Brad Juneau	180,000	235,500	—	—	415,500
Joseph S. Compofelice (3)	140,000	235,500	—	—	375,500
Curtis J. Freeman (4)	140,000	235,500	—	—	375,500
Darwin Green (5)	66,576	119,280	—	—	185,856
Richard A. Shortz	140,000	235,500	—	—	375,500

(1)

Mr. Van Nieuwenhuyse, the Company’s President and Chief Executive Officer, is not included in this table as he was an executive of the Company as of December 31, 2024 and the compensation he received as executive of the Company is shown in the Summary Compensation Table. He did not receive any additional compensation due to his position on the Board.

(2)

The amounts shown represent the aggregate grant date fair value of restricted stock granted in the fiscal year ended December 31, 2024 calculated in accordance with FASB ASC Topic 718. These amounts represent assumptions used in the calculation of these amounts as discussed in Note 11 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2024, included in the 2024 Annual Report. Fair value is based on 100% of the closing price per share of our common stock on the date of grant. As of December 31, 2024, Mr. Juneau, Mr. Compofelice, Mr. Freeman, Mr. Shortz, and Mr. Green held 672,802, 159,498, 143,616, and 18,262 shares of stock and restricted stock, respectively.

(3)	Mr. Compofelice is not standing for re-election to the Board at the Annual Meeting.
(4)	Mr. Freeman is not standing for re-election to the Board at the Annual Meeting.
(5)	Mr. Green joined the Board on July 10, 2024.

Board Size. We believe smaller to mid-size boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Our Bylaws currently provide for at least three and not more than seven directors.

Annual Election of Directors. In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, directors are elected annually.

Meetings. Our Board has meetings, as necessary. During the fiscal year ended December 31, 2024, the Board held eight (8) meetings and eight (8) committee meetings. During the fiscal year ended December 31, 2024, the Board passed resolutions by unanimous written consent on five (5) occasions and the Compensation Committee passed a resolution by unanimous written consent on one (1) occasion. All of our Board members attended 100% of all Board and applicable committee meetings. We encourage our Board to attend our annual meeting of stockholders. Board and Committee attendance for the fiscal year ended December 31, 2024 is summarized below:

	Brad Juneau	Joe Compofelice	Curtis Freeman	Darwin Green	Richard Shortz	%
Board	8 /8	8 / 8	8 / 8	4 /4	8 / 8	100%
Audit Committee	N/A	4 / 4	4 / 4	2 /2	4 / 4	100%
Compensation Committee	N/A	3 / 3	3 / 3	2 /2	3 / 3	100%
N&CG Committee	N/A	1 / 1	1 / 1	N/A	1 / 1	100%

Total	8 /8	16 / 16	16 / 16	8 /8	16 / 16	100%

Committee Structure. It is the general policy of the Company that the Board as a whole will consider all major decisions. The committee structure of the Board includes the Audit Committee, the Compensation Committee, and the N&CG Committee. The Board may form other committees as it determines appropriate. A copy of the charter for each committee is available to any stockholder who requests a copy by delivering written notice to Contango ORE, Inc., 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701. The charter for each committee is also available on our website at www.contangoore.com.

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee recommends the appointment of independent public accountants to conduct audits of our financial statements, reviews with the accountants our quarterly and annual financial statements and the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and adequacy of our system of internal controls and procedures over financial reporting and oversees compliance with our Code of Ethics. Members of the Audit Committee are Messrs. Compofelice (Committee Chairman), Freeman, Shortz, and Green. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE American and the applicable rules of the SEC. The Audit Committee met formally four (4) times during the fiscal year ended December 31, 2024. The Board has determined that Mr. Compofelice is an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee was created by the Board for the purpose of administering the Contango ORE, Inc. 2023 Omnibus Incentive Plan (the “Omnibus Plan”) and the compensation for the Chief Executive Officer and Chief Financial Officer. Additionally, the Compensation Committee determines which executive officers and other executives may receive stock options, stock units, restricted stock awards, stock appreciation rights and other stock-based awards and the amounts of such stock-based awards. Members of the Compensation Committee are Messrs. Shortz (Committee Chairman), Compofelice, Freeman, and Green. Each member of the Compensation Committee is an “independent director” as defined in the applicable listing standards of the NYSE American and in the applicable rules of the SEC. For a description of the Compensation Committee’s processes and procedures, see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee met formally three (3) times and passed resolutions by unanimous written consent on one (1) occasion during the fiscal year ended December 31, 2024.

Nominating and Corporate Governance Committee. The N&CG Committee was created by the Board for the purpose of overseeing the identification, evaluation, recommendation and selection of qualified candidates for appointment or election to the Board. The N&CG Committee identifies individuals qualified to become Board members and recommends to the Board nominees for election as directors of the Company, taking into account that the Board as a whole shall have competency in industry knowledge, accounting and finance, and business judgment. In addition, the N&CG Committee advises the Board about the appropriate composition of the Board and its committees, leads the Board in the annual performance evaluation of the Board and its committees and of management, and directs all matters relating to the succession of the Company’s Chief Executive Officer. While the Company does not have a formal diversity policy, the N&CG Committee seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The N&CG Committee shall give the same consideration to candidates for director nominees recommended by Company stockholders as those candidates recommended by others. Members of the N&CG Committee are Messrs. Shortz (Committee Chairman), Compofelice, and Freeman. Each member of the N&CG Committee is independent as independence for nominating committee members is defined in the applicable listing standards of the NYSE American and the applicable rules of the SEC. The N&CG Committee met formally one (1) time during the fiscal year ended December 31, 2024.

Insider Trading and Policy on Hedging or Pledging of Stock
. Our insider trading policy contains stringent restrictions on transactions in Company stock by executive officers, directors and employees of the Company. All trades by employees and directors are prohibited during a quarterly blackout period based on the timing of the release of the Company’s quarterly or annual financial results, as well as during any special blackout period imposed by the Company in connection with certain Company events. Further, employees of the Company are prohibited from directly or indirectly (1) trading in options, warrants, puts, calls, forward contracts or similar instruments on Company securities; (2) engaging in limit order sales that extend beyond a single trading day (other than through a permitted trading plan under Rule
10b5-1
of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or (3) engaging in short sales or “sales against the box” of the Company’s securities, which are legally prohibited for insiders of the Company in all events.
Board Leadership Structure
.
 The Board has the responsibility for selecting the appropriate leadership structure for the Company.
The Board appointed Mr. Van Nieuwenhuyse as the President and Chief Executive Officer of the Company. Mr. Juneau serves as Chairman. The Board believes that the separation of the Chairman and the Chief Executive Officer functions in this structure is appropriate for oversight purposes on behalf of its investors, because it clarifies the individual roles of the Chairman and Chief Executive Officer and enhances accountability. In addition, the Board believes that this structure is appropriate for the Company because Mr. Juneau is a co-founder
of the Company and, through JEX, initially acquired the property leased from the Village of Tetlin, which is the primary asset of Peak Gold, LLC (the “Peak Gold JV”), which in turn is the primary asset of the Company. In addition, Mr. Juneau has unique experience to lead the Board, having previously served as President and Chief Executive Officer of the Company.
Continuing Education
. The Company facilitates continuing education to help directors keep up to date on changing governance issues and requirements and legislation and regulations in their field of experience. The Board recognizes the importance of ongoing education for the directors and senior management of the Company and the need for each director and officer to take personal responsibility for this process. During the fiscal year ended December 31, 2024, directors participated in education sessions on topics outlined below:

Date	Educational Program	Presented/Prepared By	Participants
March 14, 2024	Gold Hedge Accounting	Chatham Financial	Board of Directors
August 13, 2024	10b5-1 Programs	Stifel Investment Bank	Board of Directors
December 3, 2024	D&O Insurance	Alliant Specialty	Board of Directors
Risk Oversight
.
We administer our risk oversight function through our Audit Committee and our Compensation Committee as well as through our Board as a whole. Our Audit Committee is empowered to appoint and oversee our independent registered public accounting firm, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, our internal auditing department and our Board. Our Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.
More information about the Company’s corporate governance practices and procedures is available on the Company’s website at
www.contangoore.com
.
Required Vote
The affirmative vote of holders of a plurality of the votes cast at the Annual Meeting by stockholders entitled to vote is required for the election of each director. The Company believes that brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, the Company anticipates that your broker will deliver a broker non-vote
on this proposal. Abstentions and broker
non-votes
will not have any effect on the outcome of this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SIX NOMINEES AS A DIRECTOR OF THE COMPANY, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF OUR AUDITORS
The Audit Committee has appointed Moss Adams LLP (“Moss Adams”), independent public accountants, for the examination of the accounts and audit of our financial statements for the fiscal year ending December 31, 2025. At the Annual Meeting, the Board will present a proposal to the stockholders to approve and ratify the engagement of Moss Adams. The Board expects that representatives of Moss Adams will be present and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions. The Audit Committee will consider the failure to ratify its selection of Moss Adams as independent public accountants as a direction to select other auditors for the fiscal year ending December 31, 2026.
During the Company’s most recent audited periods for the fiscal year ended December 31, 2024, six-month
period ended December 31, 2023 and fiscal year ended June 30, 2023, and through the date hereof, there were (i) no disagreements with Moss Adams on any matter of GAAP or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Moss Adams would have caused Moss Adams to make reference to the subject matter of the disagreements in connection with its reports, and (ii) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation
S-K.
During the Company’s most recent audited periods for the fiscal year ended December 31, 2024, six-month
period ended December 31, 2023 and fiscal year ended June 30, 2023, and through the date hereof, neither the Company, nor anyone on its behalf, has consulted Moss Adams with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation
S-K
and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation
S-K).
Fees
Aggregate fees for professional services rendered to us by Moss Adams, the Company’s independent public accountants, for the fiscal year ended December 31, 2024, six month period ended December 31, 2023 and fiscal year ended June 30, 2023, were:

	Fiscal year ended December 31,	Six month period ended December 31,	Fiscal year ended June 30,
Category of Service	2024	2023	2023
Audit Fees - Moss Adams	$469,700	$209,050	$315,000
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	—	—	—

Total Fees	$469,700	$209,0500	$315,000

The Audit Fees for the fiscal year ended December 31, 2024, six month period ended December 31, 2023 and fiscal year ended June 30, 2023 were for professional services rendered in connection with the audit of the Company’s consolidated financial statements for such periods, issuance of consents, quarterly reviews and assistance with and review of documents filed with the SEC.
There are no other fees for services rendered to us by Moss Adams. Moss Adams did not provide to us any financial information systems design or implementation services during the fiscal year ended December 31, 2024, six month period ended December 31, 2023 or fiscal year ended June 30, 2023.

Audit Committee
Pre-Approval
Policies and Procedures
All of the 2024 audit services provided by Moss Adams were approved by the Audit Committee.
The Audit Committee has established
pre-approval
policies and procedures related to the provision of audit and non-audit
services. Under these procedures, the Audit Committee selects and appoints outside auditors, considers the independence and effectiveness of the outside auditors, approves the fees and other compensation to be paid to the outside auditors and is responsible for oversight of the outside auditors and reviews any revisions to the estimates of audit and non-audit
fees initially approved. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit
services unless the service is permitted under applicable law and is pre-approved
by the Audit Committee. The Audit Committee receives the written disclosures required by generally accepted auditing standards. The Audit Committee annually requires the outside auditors to provide the Audit Committee with a written statement delineating all relationships between the outside auditors and the Company. The Audit Committee actively engages in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The Audit Committee recommends that the Board of Directors take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence. The scope of services and fees are required to be compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.
Required Vote
The affirmative vote of holders of a majority of the shares of our Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this proposal. The Company believes that brokers have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, the Company anticipates that your broker will be permitted to vote your shares in its discretion on this proposal. As a result, we do not expect any broker non-votes
in connection with this proposal. Abstentions will have the same practical effect as a vote against this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Introduction
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding,
advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement and to express their views on such compensation. We welcome the opportunity to give our stockholders an opportunity to vote on executive compensation at the Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and our philosophy, policies and practices as described in this Proxy Statement. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on the frequency of the advisory vote on executive compensation at the 2026 Annual Meeting.
We recognize that executive compensation is an important matter for our stockholders. Stockholders are encouraged to read the “Executive Compensation” section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
Text of the Resolution to be Adopted
As a matter of good corporate
governance
and in accordance with Section 14A of the Exchange Act, the Board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Contango ORE, Inc. (the “Company”) approve, on a non-binding,
advisory basis, the compensation of the named executive officers, as disclosed in the Executive Compensation section, the Summary Compensation Table and the other related tables and disclosure in the Company’s Proxy Statement for the 2025 Annual Meeting of the Stockholders of the Company.”
As an advisory vote, this proposal is not binding on the Board or the Compensation Committee. Although the vote is non-binding,
the Board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote in its ongoing evaluation of the Company’s executive compensation program and when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Required Vote
The affirmative vote of holders of a majority of the shares of our Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this proposal. The Company believes that brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, the Company anticipates your broker will deliver a broker non-vote
on this proposal. Broker
non-votes
will not have any effect on the outcome of this proposal. Abstentions will have the same practical effect as a vote against this proposal.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE
“
FOR
”
THE APPROVAL, ON A
NON-BINDING,
ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

OFFICER INFORMATION
Executive Officers
The following sets forth the names, ages and positions of our executive officers together with certain biographical information as of the date of this filing:

Name	Age	Position
Rick Van Nieuwenhuyse	69	President, Chief Executive Officer, and Director
Mike Clark	43	Executive Vice President, Chief Financial Officer and Secretary
Rick Van Nieuwenhuyse.
For biographical information, see “
Proposal 1 - Election of Directors - Nominees.”
Mike Clark
. Mr. Clark serves as Executive Vice President, Chief Financial Officer & Corporate Secretary. He previously served as Chief Financial Officer and Corporate Secretary for Alexco Resource Corp. (“Alexco”) from December 2014 to September 2022 at which time Alexco was acquired by Hecla Mining Company. Between 2010 and 2014, Mr. Clark served as Chief Financial Officer of Goldgroup Mining Inc. and from 2007 to 2010 Mr. Clark served as Chief Financial Officer for the Grosso Group and its member companies. Mr. Clark is a Chartered Professional Accountant and holds a Bachelor of Technology in Accounting degree from the British Columbia Institute of Technology. Between 2016 and 2020, Mr. Clark also served on the Board of Trustees for the Burnaby Hospital Foundation as Chair of the Finance Committee.
Our executive officers are elected annually by the Board and serve until their successors are duly elected and qualified or until their earlier resignation or removal. Mr. Van Nieuwenhuyse is United States citizen while Mr. Clark is a Canadian citizen. There are no family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the Proxy Statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers.
Overview of 2024 fiscal year Performance
In July 2024, the Peak Gold, LLC (the “Peak Gold JV”) commenced processing of ore at the Fort Knox, Alaska facility and on July 8, 2024, achieved a significant milestone and poured its first gold bar, on schedule. During 2024, the Company received $40.5 million in cash distributions from the Peak Gold JV relating to three campaigns of production at its Manh Choh mine. Production for 2024 totaled 41,325 ounces of gold and 16,763 ounces of silver – 30% above plan.
All-in-sustaining
costs were just above guidance at $1,209 per ounce of gold sold.
On July 10, 2024, the Company completed the HighGold Acquisition and, as contemplated by the Arrangement Agreement, each HighGold share of common stock was exchanged for 0.019 shares of Contango’s Common Stock. HighGold options were also exchanged, directly or indirectly, for Common Stock, based on the fair market value of the HighGold options prior to the closing date. Upon closing of the HighGold Acquisition, the Company issued an aggregate of 1,698,887 shares of Common Stock, with a value of $33.8 million, to HighGold shareholders in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).
On July 30, 2024, the Company commenced a surface drilling campaign at the Johnson Tract property, which lasted approximately three months. The 2024 surface exploration drilling targeted 3,000 meters (approximately 9,850 ft) across 20 drill holes and was designed to in-fill
the upper
one-third
of the near vertical resource. In parallel with the
in-fill
drilling, selected holes underwent hydrological testing and monitoring to characterize the overall surficial and deposit hydrology and water quality. In addition to assaying the core, selected drill cores underwent advanced metallurgical, geochemical, and specific gravity tests to assist in building a geometallurgical model for the deposit. On September 9, 2024, the Company announced that it had completed approximately 1,500 meters (5,000 ft.) of the planned 2024 surface drilling program at the Johnson Tract project, which remains on budget and schedule.
On August 6, 2024, the Company completed the Avidian Alaska Acquisition. The total purchase price of $2,063,539 consisted of (i) $400,000 in cash (the “Cash Consideration”) and (ii) $1,663,539 in shares of Common Stock, which were issued in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act, with $207,945 of such shares withheld at closing and to be paid only upon settlement of a withholding contingency. The Cash Consideration shall be paid in the following tranches: (i) a deposit of $50,000 (paid), (ii) $150,000 to be paid upon settlement of a withholding contingency and (iii) $200,000 of the Cash Consideration to be paid on or before the six-month
anniversary of the transaction closing date. On April 2, 2025, the Company paid $50,000 towards the cash consideration, reducing the total payable cash consideration to $300,000.
On June 10, 2024, the Company entered into an underwriting agreement with Canaccord Genuity LLC and Cormark Securities Inc., relating to the underwritten public offering (the “June 2024 Offering”) of 731,750 units of the Company at a price of $20.50 per Unit. Through the June 2024 Offering, the Company raised net proceeds of $15.5 million from the issuance of shares in 2024.
Compensation Philosophy
We compete with a variety of companies and organizations to hire and retain individual talent. As a result, the primary goal of our compensation program is to help us attract, motivate and retain the best people possible. We implement this philosophy by:

•	encouraging, recognizing and rewarding outstanding performance;

•	recognizing and rewarding individuals for their experience, expertise, level of responsibility, leadership, individual accomplishment and other contributions to us; and

•	recognizing and rewarding individuals for work that helps increase our value.
We use executive compensation to align our executive officers’ goals with our mission, business strategy, values and culture.
Market Compensation Data
The Company has selected a 2024 list of peer companies (the “Peer Group”), all of which are very small companies in the mining industry. These companies share relevant business risk factors and financial metrics. Companies similar in size but in unrelated industries are not included because the Company typically does not hire executives from such companies, nor would the Company be likely to lose executives to such companies:

Perpetua Resources Corp.	Trilogy Metals, Inc.
Probe Gold Inc.	Ascot Resources Ltd
Victoria Gold Corp.	Orla Mining Ltd.
Skeena Resources Ltd.	Cerrado Gold Inc.
Minera Alamos Inc.	NovaGold, Inc.
Freegold Ventures Ltd.
“Say-on-Pay”
Vote Results
At our 2023 annual meeting of stockholders, we presented stockholders with a vote to approve, on a non-binding,
advisory basis (a
“say-on-pay”
vote), the compensation paid to our named executive officers as disclosed in the “Executive Compensation” section of our proxy statement. Approximately 94% of the votes cast on the proposal voted in favor of the proposal. We believe this strongly affirms stockholders’ support of our approach to executive compensation, and we did not make any material changes to our program solely due to the advisory vote received. The Compensation Committee reviews award levels from time to time but at least annually. In making individual awards, the Compensation Committee considers industry practices, the performance of each executive, the performance of the Company, the value of the executive’s previous awards and the Company’s views on executive retention and succession.
Components of Senior Executive Compensation
As of December 31, 2024, Mr. Van Nieuwenhuyse and Mr. Clark had base salaries of $500,000 and $300,000, respectively. Compensation for each executive is designed to align the executive’s incentives with the long-term interests of the Company’s stockholders. Executives receive equity awards to align their interests with our stockholders’ interests and for working toward the long-term success of the Company. In addition, the Company awards annual bonuses to executive officers of the Company that are measured against performance goals.
Long-term Incentive Awards
The Company has implemented an equity compensation program for its executive officers (and other persons) that provides an incentive for such officers to achieve the Company’s long-term business objectives (“LTIP”). The Company’s equity compensation program is mainly comprised of one form of long-term incentive: restricted stock. Award size and frequency are based on each executive’s demonstrated level of performance and Company performance over time. All awards are made by the Compensation Committee.

Equity Award Mechanics
On September 8, 2023, the Board adopted the Contango ORE Inc. 2023 Omnibus Incentive Plan (the “Omnibus Plan”). Awards under the Omnibus Plan typically fall into two categories: annual awards, and new hire and promotion awards. New hire and promotion awards are made on the date of hire or promotion, and annual awards are made annually in connection with the end of the fiscal year. From time to time, the Board may make grants at other times in connection with executive retention. The following table outlines the details of the LTIP calculation for the fiscal year ended December 31, 2024:

Name	LTIP Target (%)	LTIP Awarded ($) (1)
Rick Van Nieuwenhuyse	150% of base salary	750,000
Mike Clark	100% of base salary	300,000

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock granted in the fiscal year ended December 31, 2024 calculated in accordance with FASB ASC Topic 718. These amounts represent assumptions used in the calculation of these amounts as discussed in Note 11 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2024, included in the 2024 Annual Report. Fair value is based on 100% of the closing price per share of our common stock on the date of grant.

Stock option awards have a per share exercise price equal to the closing price of our Common Stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time. There were no stock option grants during the fiscal year ended December 31, 2024. The Board has not granted, nor does it intend in the future to grant, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based upon equity award grant dates.
Annual Incentive Plan
At the end each fiscal year, the Compensation Committee reviews actual performance against the objectives set by the Company and the executive officers for such fiscal year. The assessment of whether the Company’s objectives for the year have been met includes, but is not limited to, considering the quality and measured progress of the Company’s exploration projects, raising of capital, strategic opportunities, corporate alliances and similar achievements. Scoring ranges between 0% and 150% of the target. The following goals and performance objectives were considered prior to determining the annual incentive awards for the executive officers:

Goal	Performance Objective	Weighting	Achievement
Operational performance	• Meeting targets for construction and production costs at Manh Choh • Oversight of Peak Gold JV • Maintain care and maintenance at Lucky Shot property	25	20

Exploration, reserve and resource replacement	• Successful surface exploration program at Manh Choh and Johnson Tract properties	35	34

Safety, environment, sustainability	• Compliance with site safety programs • Operating within water and mining permit conditions for all sites • Advance ESG strategy and framework	20	18

Corporate development	• Successful acquisition of mining projects	50	50

Goal	Performance Objective	Weighting	Achievement

Share performance	• Total stockholder returns against peer group	80	Nil

Liquidity and debt compliance	• Maintaining adequate cash balance to support operations • Remain in compliance with all loan agreements • Raise equity, if necessary	15	13

Head office operations	• Maintain stock exchange requirements • Ensure filing are timely and accurate • Ensure back-office functions are operating properly, including effective internal controls	25	24

Total		250	159

Corporate Result Approved by Board of Directors			64%
Short-Term Incentive Awards
In addition, the Compensation Committee adopted a Short-Term Incentive Plan (the “STIP”), for the benefit of Mr. Van Nieuwenhuyse and Mr. Clark, which is paid in a combination of cash and equity. Pursuant to the terms of the STIP, the Compensation Committee establishes performance objectives each year (see table above) and evaluates the extent to which, if any, Mr. Van Nieuwenhuyse or Mr. Clark meet such goals. For 2024 STIP, the Company decided to settle 25% in cash and 75% in equity. The following table outlines the details of the STIP calculation for the fiscal year ended December 31, 2024:

Name	STIP Target (%)	Individual Score (%)	Corporate Score (%)	Weighted Score (%) (1)	STIP Awarded ($) (2)	2024 STIP Awarded in Cash ($) (2),(3)
Rick Van Nieuwenhuyse	100% of base salary	100%	64%	75%	$375,000	$94,000
Mike Clark	50% of base salary	100%	64%	75%	$112,500	$29,000

(1)	The STIP weighting for Mr. Van Nieuwenhuyse and Mr. Clark is 70% corporate score and 30% individual score.
(2)
The STIP Awarded was paid in a combination of 25% cash and 75% equity. The cash component for Mr. Van Nieuwenhuyse and Mr. Clark is $94,000 and $29,000, respectively. The STIP settled in equity was restricted stock issued to Mr. Van Nieuwenhuyse and Mr. Clark in the amounts of 26,800 and 8,100 shares, respectively.

(3)	The amounts payable in cash to the executive officers for STIP were accrued as of December 31, 2024.
The Company sponsors a 401(k) plan in which all employees are eligible to participate. Under the plan, the Company currently matches 100% of an employee’s contributions up to 10% of gross wages, subject to IRS limitations.
Deferred Compensation and Retirement Plans
Other than our 401(k) plan, the Company does not have a deferred compensation program, pension benefits, or any type of post-retirement healthcare plan.

Perquisites and Other Benefits
The Company has medical, dental, group life and disability insurance which are available to employees on the same basis.
Employment and Severance Agreements
The Company has a retention agreement with its Chairman and former Chief Executive Officer, Mr. Juneau, providing for a payment upon a change of control (as defined in the applicable retention agreement, as amended), provided that the recipient is in the service of the Company when the change of control occurs. Mr. Juneau will receive a payment of $1,000,000 upon a change of control that takes place prior to August 6, 2025.
The Company has an employment agreement with Mr. Van Nieuwenhuyse (the “CEO Employment Agreement”), pursuant to which he receives a base salary of $500,000 per annum and is entitled to receive short-term incentive plan and long-term incentive plan bonuses and awards that will be paid in the form of a combination of cash, restricted stock and options, which will be set forth in plans and agreements adopted, or to be adopted, by the Board. The CEO Employment Agreement stipulates that Mr. Van Nieuwenhuyse will receive 12 months of his regular base salary, all bonus amounts paid in the 12 months preceding the termination, and reimbursement for continued group health insurance coverage for 12 months following the termination or the date he becomes eligible for alternative coverage through subsequent employment as severance benefits in the event that his employment with the Company is terminated by the Company other than for just cause or he resigns due to a material, uncured breach of the Employment Agreement by the Company. Per such agreement, Mr. Van Nieuwenhuyse is also entitled to enhanced severance benefits if he terminates his employment within 30 days following a change of control. Any payment of severance benefits to him under the CEO Employment Agreement is conditioned on his timely agreement to, and non-revocation
of, a full and final release of legal claims in favor of the Company.
The Company has an employment agreement with Mr. Clark (the “CFO Employment Agreement”), pursuant to which he receives a base salary of $300,000 per annum and is entitled to receive short-term incentive plan and long-term incentive plan bonuses and awards that can be paid in the form of a combination of cash, restricted stock and options, which will be set forth in plans and agreements adopted, or to be adopted, by the Board. The CFO Employment Agreement stipulates that Mr. Clark will receive 12 months of his regular base salary, all bonus amounts paid in the 12 months preceding the termination, and reimbursement for continued group health insurance coverage for 12 months following the termination or the date he becomes eligible for alternative coverage through subsequent employment as severance benefits in the event that his employment with the Company is terminated by the Company other than for just cause or he resigns due to a material, uncured breach of the Employment Agreement by the Company. Per such agreement, Mr. Clark is also entitled to enhanced severance benefits if he terminates his employment within 30 days following a change of control (18 months of base salary and bonus amounts or 24 months of base salary and bonus amounts if the change of control is after July 1, 2025). Any payment of severance benefits to him under the Employment Agreement is conditioned on his timely agreement to, and non-revocation
of, a full and final release of legal claims in favor of the Company.
Compensation Risk Management
The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. As of December 31, 2024, Mr. Van Nieuwenhuyse and Mr. Clark receive annual salaries of $500,000 and $300,000, respectively. The Compensation Committee believes that our compensation program appropriately balances risk and the desire to focus executives on specific goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding risks that could threaten our growth and stability.

In 2023, we adopted a Policy Regarding the Mandatory Recovery of Compensation (the “Clawback Policy”) governing the recovery of incentive-based compensation awarded to our executive officers based on financial results that were later restated. The policy requires the mandatory recoupment (with limited exceptions) of both equity and non-equity
incentive compensation granted to current and former executive officers when a financial restatement is needed to correct the Company’s material noncompliance with any financial reporting requirement. This includes both (i) restatements correcting errors that were material to previously issued financial statements and (ii) restatements where the error, if corrected or left uncorrected, would result in a material misstatement in the current period. Consistent with SEC and NYSE American listing standards, the Clawback Policy applies regardless of whether an officer engaged in misconduct or contributed to the circumstances requiring the restatement.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain information concerning compensation of the principal executive officer (“PEO”), and up to two of the most highly compensated executive officers (other than the PEO) (collectively, the “Named Executive Officers”) who earned at least $100,000 for the fiscal year ended December 31, 2024, six-month
period ended December 31, 2023 (“2023 TP”) and fiscal year ended June 30, 2023.

Name and Principal Position(s)	Fiscal Year	Salary ($)	Bonus ($) (1)	Restricted Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Rick Van Nieuwenhuyse	2024	500,000	375,000	737,900	23,000	1,635,900
President and Chief Executive Officer	2023 TP	229,000	200,000	—	5,500	434,500
	2023	425,000	200,000	1,478,000	17,000	2,120,000
Mike Clark (4)	2024	300,000	112,500	298,300	22,727	733,527
EVP, Chief Financial Officer and Secretary	2023 TP	142,000	71,500	150,000	14,000	377,500
	2023	—	—	—	—	—

(1)
The bonus can be settled in a combination of cash and equity. For the fiscal year ended December 31, 2024, the bonus was settled in 25% cash and 75% equity. The bonus for Mr. Van Nieuwenhuyse totaled $375,000, which was settled with $94,000 in cash and 26,800 shares of restricted stock and the bonus for Mr. Clark totaled $112,500, which was settled with $29,000 in cash and 8,100 shares of restricted stock.

(2)
The amounts shown represent the aggregate grant date fair value of restricted stock granted calculated in accordance with FASB ASC Topic 718. These amounts represent assumptions used in the calculation of these amounts are discussed in Note 11 to our Consolidated Audited Financial Statements for the fiscal year ended December 31, 2024, included in the 2024 Annual Report. Fair value is based on 100% of the closing price per share of our common stock on the date of grant. The restricted stock was granted at a price of $15.65 per share with a vesting date of January 8, 2026.

(3)	Amounts in the Other Compensation column relates to the Company’s 401(k) matching contributions.
(4)	Mr. Clark joined the Company on July 11, 2023.
The Summary Compensation Table should be read in conjunction with the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives.
Outstanding Equity Awards at Fiscal
Year-End
Table
The following tables set forth certain information concerning outstanding equity awards for each Named Executive Officer as of December 31, 2024:

	Restricted Shares of Common Stock
			Equity incentive plan awards:
Name	Stock Awards Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)	Number of shares, units or other rights that have not vested (#) (3)	Market or payout value of shares, units or other rights that have not vested ($) (2)
Rick Van Nieuwenhuyse	180,750	$1,811,115	18,750	$187,875
Mike Clark	24,645	246,943	—	—

(1)	The restricted stock vests in January 2025 and 2026.

(2)
The values contained in this column were calculated by multiplying the number of shares by $10.02, which was the closing price of the Company’s common stock on the last trading day of the fiscal year ended December 31, 2024.

(3)	The restricted stock has vesting date in between January.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date
Rick Van Nieuwenhuyse (1)	100,000	—	14.50	January 2025
Mike Clark	—	—	—	—

(1)	The 100,000 Options expired unexercised in January 2025.
Equity Compensation Plans and Other Compensation Arrangements
The following table sets forth certain information as of December 31, 2024 concerning our Common Stock that may be issued upon the exercise of stock options and warrants.

Plan Category (a)	Number of Securities to be issued upon exercise of outstanding options (b) (1)	Weighted-average exercise price of outstanding options (c)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (b)) (d)
Omnibus Incentive Plan – approved by security holders	100,000	$14.50	458,376
Equity compensation plans not approved by security holders	—	—	—

(1)	The 100,000 stock options expired unexercised in January 2025.
Under the Omnibus Plan, the Compensation Committee can grant stock options, restricted stock awards stock appreciation rights or other stock-based awards to executives, consultants or non-executive
directors of the Company. Pursuant to the terms of the Omnibus Plan, 651,876 shares of unissued Common Stock are authorized and reserved for issue under nonqualified stock options, incentive stock options and restricted stock grants.
Options may be granted to executives, consultants and
non-executives
directors. Incentive stock options may be granted only to executives of the Company or its subsidiaries.
Non-qualified
stock options may be granted to executives, consultants or
non-executive
directors. The Compensation Committee shall determine the term of options granted to participants under the Omnibus Plan but, in any event, all options must be exercised no later than ten years from the issue date. All options may only be exercised while a participant is employed as an employee or providing services as a consultant or non-employee
director. Restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the Compensation Committee and specified in the award agreement granting the restricted stock.
In making the decision to make additional grants and/or awards, the Compensation Committee would consider factors such as the size of previous grants/awards and the number of stock options and shares of stock already held and the degree to which increasing that ownership stake would provide the additional incentives for future performance, the likelihood that the grants/awards would encourage the executive officer to remain with the Company and the value of the executive’s service to the Company.

Pay-Versus-Performance
Disclosure

	Summary Compensation Table Total for CEO (1) ($)	Compensation Actually Paid to CEO (1) (3) ($)	Summary Compensation Table Total for Non-CEO NEOs (2) ($)	Compensation Actually Paid to Non-CEO NEOs (2) (3) ($)	Value of Initial Fixed $100 Investment Based on Total Stockholder Return ($)	Net income in 000s ($)
2024	1,635,900	(1,269,810)	733,527	538,792	(1,198.00)	(38,030)
2023 TP	434,500	568,542	377,500	380,837	(389.00)	(40,766)
2023	2,120,000	2,878,850	—	—	348.00	(39,741)
2022	2,307,167	3,965,667	—	—	200.00	(23,507)

(1)	Rick Van Nieuwenhuyse was our PEO (principal executive officer) for each year presented.
(2)	Mike Clark joined the Company in July 2023. Mr. Clark was the sole non-PEO NEO for 2023 TP and 2024.
(3)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and
do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total, adjusted to reflect the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEO as set forth in the table below. Equity values are calculated in accordance with FASB ASC Topic 718.

CEO	2024 $	2023 TP $	2023 $	2022 $
Total from Summary Compensation Table (SCT)	1,635,900	434,500	2,120,000	2,307,167
- Value of stock awards and options from SCT	(1,016,100)	—	(1,478,000)	(1,566,500)
+ Year-end value of awards granted in fiscal year that are unvested and outstanding	470,940	—	1,592,500	1,680,000
+ Change in fair value of all prior year awards that are unvested and outstanding	(2,007,350)	134,042	669,600	856,500
+ Fair market value of awards granted this fiscal year and that vested in this fiscal year	278,200	—	—	—
+ Change in the fair value of all prior year awards that vested this fiscal year	(631,400)	—	452,500	388,500
- Prior year fair value of prior year awards that failed to vest	—	—	(477,750)	—
Compensation Actually Paid	(1,269,810)	568,542	2,878,850	3,965,667

Non-CEO NEO (1)
Total from Summary Compensation Table (SCT)	733,527	377,500	—	—
- Value of stock awards and options from SCT	(382,400)	(150,000)	—	—
+ Year-end value of awards granted in fiscal year that are unvested and outstanding	190,380	153,337	—	—
+ Change in fair value of all prior year awards that are unvested and outstanding	(65,111)	—	—	—

CEO	2024 $	2023 TP $	2023 $	2022 $
+ Fair market value of awards granted this fiscal year and that vested in this fiscal year	84,100	—	—	—
+ Change in the fair value of all prior year awards that vested this fiscal year	(21,704)	—	—	—
- Prior year fair value of prior year awards that failed to vest	—	—	—	—
Compensation Actually Paid	538,792	380,837	—	—

(1)	Mr. Clark (non-CEO NEO) joined the Company in July 2023.
Compensation Actually Paid Compared to TSR and Net Income
The following chart reflects the relationship between the amount of “compensation actually paid” to Mr. Van Nieuwenhuyse and the amount of “compensation actually paid” to the Company’s
Non-CEO
NEO, and the Company’s cumulative TSR over the four periods presented in the table. The Company does not use TSR as a performance measure in the overall executive compensation program.
TSR and net income are some indicators of the company’s overall performance that may im pact
the value of total compensation; however, other performance measures and factors are considered in setting named executive officers’ compensation. See the “
Compensation Discussion and Analysis
” for additional information.

PEO and Non-CEO PEO Compensation Actually Paid Versus Net Loss Company TSR
Compensation Actually Paid ($)
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$(1,000,000)
$(2,000,000)
Net Loss ($)
$-
$(5,000,000)
$(10,000,000)
$(15,000,000)
$(20,000,000)
$(25,000,000)
$(30,000,000)
$(35,000,000)
$(40,000,000)
$(45,000,000)
FY 2022
FY 2023
2023 TP
2024
Compensation Actually Paid to PEO ($)
Compensation Actually Paid to NON-CEO PEO ($)
Net Loss ($)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our Common Stock as of our Record Date by (i) each person known by us to beneficially own 5% or more of our outstanding shares of Common Stock, (ii) each of our non-executive nominee directors, (iii) our executive officers, and (iv) our executive officers and nominee directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to his name.

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class
5% Stockholders
Scott J. Reiman, Hexagon, and Labyrinth Enterprises (3)	887,756	7.1%
Kenneth R. Peak Marital Trust (4)	788,102	6.3%
Queen’s Road Capital Investment Ltd. (5)	723,940	5.8%
BlackRock, Inc. (6)	652,629	5.2%
Directors, Director Nominees and Named Executive Officers
Brad Juneau (7)	695,702	5.5%
Rick Van Nieuwenhuyse	550,869	4.4%
Michael Cinnamond	—	—
Joseph S. Compofelice	178,548	1.4%
Darwin Green	35,812	0.3%
Curtis J. Freeman	162,666	1.3%
Clynton R Nauman	—	—
Richard A. Shortz	118,200	0.9%
Mike Clark	62,792	0.5%
All current directors and executive officers as a group (7 persons)	1,804,589	14.4%

(1)	Unless otherwise noted, the address of the members of the Board and our executive officers is 516 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.
(2)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 11, 2025 are deemed outstanding. Applicable percentages are based on 12,539,482 shares outstanding on April 11, 2025, adjusted as required by the rules. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)	The address of Hexagon LLC and, Labyrinth Enterprises, LLC and Mr. Reiman is 1550 Market Street, Suite 450 Denver, Colorado 80202.
(4)

Based upon information contained on Schedule 13D filed with the SEC on May 11, 2017. Of the 788,102 shares of Common Stock reported, the Kenneth R. Peak Marital Trust has sole voting and dispositive power over 788,102 shares and shared voting and dispositive power over no shares. The address of the Kenneth R. Peak Marital Trust is 3833 Dunlavy St. Apt. 445 Houston, TX 77006.

(5)

Based upon information contained on Schedule 13G/A filed with the SEC on January 24, 2025. Of the 723,940 shares of Common Stock reported, Queen’s Road Capital claimed sole voting and dispositive power over 723,940 shares, and shared voting and dispositive power over no shares. The address of Queen’s Road Capital Investment Ltd. is Cheung Kong Centre, Suite 2006, 2 Queen’s Road Central, Hong Kong, Hong, Kong.

(6)

Based upon information contained on Schedule 13G filed with the SEC on November 8, 2024. Of the 652,629 shares of Common Stock reported, BlackRock claimed sole voting power over 646,070 shares, sole dispositive power over 652,629 shares, and shared voting and dispositive power over no shares. The address of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.

(7)	Includes shares owned by Juneau Exploration, J5D Enterprises, and AuCuAg Holdings, LLC, which are controlled by Brad Juneau.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the fiscal year ended December 31, 2024.

Certain Relationships and Related Transactions

The Company has instituted written policies and procedures for the review, approval and ratification of “related person” transactions as defined under SEC rules and regulations. Our Audit Committee Charter requires management to inform the Audit Committee of all related person transactions. Examples of the type of transactions the Audit Committee reviews include payments made by the Company directly to a related person (other than in his or her capacity as a director or employee), or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. In order to identify any such transactions, among other measures, the Company requires its directors and officers to complete questionnaires identifying transactions with any company in which the officer or director or their family members may have an interest. In addition, our Code of Ethics requires that the Audit Committee review and approve any related person transaction before it is consummated. The Audit Committee of the Company has reviewed and approved all agreements and arrangements described above in “Certain Relationships and Related Transactions.”

Since the beginning of the fiscal year ended December 31, 2024, and during the six month period ended December 31, 2023 and fiscal year ended June 30, 2023, there have been no transactions with any related person in which the Company was a party and the amounts involved exceeded the lower of either $120,000 or 1% of the average of our total assets as of December 31, 2024 and 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a standing committee of the Board, which met four times during the fiscal year ended December 31, 2024. The Audit Committee consists of four members, Joseph S. Compofelice (Chairman), Curtis J. Freeman, Richard A. Shortz, and Darwin Green each of which is independent as defined in the listing standards of the NYSE American. The Board has designated Mr. Compofelice as the “audit committee financial expert” as defined by SEC rules. The Audit Committee assists, advises and reports regularly to the Board in fulfilling its oversight responsibilities related to:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s outside auditors.

In meeting its responsibilities, the Audit Committee is expected to provide an open channel of communication with management, the outside auditors and the Board. The Audit Committee’s specific responsibilities are set forth in its charter, as amended.

The Audit Committee has reviewed and discussed the Company’s audited consolidated balance sheet as of December 31, 2024 and consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended December 31, 2024 with the Company’s management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received and reviewed the written disclosures and the letter from Moss Adams LLP required by the applicable requirements of the PCAOB regarding Moss Adams LLP’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

This report is submitted on behalf of the Audit Committee.

Joseph S. Compofelice, Chairman
Curtis J. Freeman
Richard A. Shortz
Darwin Green

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals to be Included in 2026 Proxy Statement

Proposals of stockholders intended to be presented at the 2026 Annual Meeting and included in the proxy statement and form of proxy used in connection with our 2026 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received no later than December 30, 2025. If the date of the 2026 Annual Meeting is moved by more than 30 days from the first anniversary of this year’s Annual Meeting, then the deadline for receiving stockholder proposals shall be a reasonable time before the Company begins to print and mail the proxy materials for the 2026 Annual Meeting.

Nominations or Proposals Not Included in 2026 Proxy Statement

The Company’s Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, outside the process of Rule 14a-8 (i.e. a proposal to be presented at the next annual meeting of stockholders that has not been submitted for inclusion in the Company’s Proxy Statement). The notice must contain the information required by our Bylaws and be delivered to the Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, to be timely for the 2026 Annual Meeting, the notice must be delivered no earlier than March 12, 2026 and no later than April 10, 2026. However, in the event that the date of the 2026 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which such notice of the date of the meeting is mailed or public announcement of the date of such meeting is first made. If the notice is not received between these dates or does not satisfy the additional notice requirements set forth in the Company’s Bylaws, the notice will be considered untimely and will not be acted upon at the 2026 Annual Meeting or, as applicable, special meeting.

To comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under the Company’s Bylaws.

Proposals, nominations and notices should be addressed to: Corporate Secretary, Contango ORE, Inc., 516, 2nd Avenue, Suite 401, Fairbanks, Alaska 99701.

OTHER PROPOSED ACTIONS

The Board is not aware of any other business that will come before the Annual Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a stockholder may submit a written request to Mike Clark, Contango ORE, Inc., 516, 2nd Avenue, Suite 401, Fairbanks, Alaska 99701, telephone number (907) 888-4273.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our filings are available to the public through the SEC’s website at www.sec.gov.

Investors may also consult our website for more information about us. Our website is www.contangoore.com. Information included on this website is not incorporated by reference into this Proxy Statement.

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this Proxy Statement.

This Proxy Statement incorporates by reference the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025, as amended on April 14, 2025, which contains important information about us, our financial condition and other matters.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of our meeting. Such documents are considered to be a part of this Proxy Statement, effective as of the date such documents are filed.

By order of the Board of Directors,

/s/ Brad Juneau
Brad Juneau Chairman and Director

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically can be submitted through the end of voting announced at the Virtual Meeting. Online Go to www.investorvote.com/CTGO or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CTGO 2025 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals - The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2-3. For Against Abstain 1. Election of Directors: 2. To ratify the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending December 31, 2025. For Withhold 01-Brad Juneau 3. To conduct a non-binding, advisory vote to approve the compensation of the Company's named executive officers. 02-Rick Van Nieuwenhuyse 03-Michael Cinnamond 04-Darwin Green 05-Clynton R. Nauman 06-Richard A. Shortz B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1 UPX 0454PC

The 2025 Annual Meeting of Stockholders of Contango ORE, Inc. will be held on Tuesday, June 10, 2025, 10:00am Central Time, Virtually via live Webcast at www.meetnow.global/MLNZ5JP. Please vote electronically, if possible at www.investorvote.com/CTGO To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The Proxy and the Company's Report on Form 10-K will be available on the Company's website at www.contangoore.com Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CTGO qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Contango ORE, Inc. Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting - to stockholders as of Record Date, April 11, 2025 Brad Juneau and Rick Van Nieuwenhuyse, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Contango ORE, Inc. to be held on June 10, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2-3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below.